EXHIBIT 10.10

SIBLING

GROUP HOLDINGS, INC.

Offer Letter

July 17, 2015

Name:  Julie Young

Street

City/State/Zip

Position:  Chief Executive Officer

Start Date: July 20, 2015

Exempt/Non-Exempt: Exempt

Reports To:  Board of Directors

Annual Salary: $282,000

Vacation: Unlimited per company vacation policy

Benefits: Full company benefits

Equity Compensation: 2,000,000 shares issued on July 20, 2015 and another 2,000,000 shares upon successfully reaching a five-day average share price of $0.15.

Dear Julie;

Sibling Group Holdings, Inc. is pleased to offer you the position of Chief Executive Officer. In this position, you will be reporting to the Board of Directors. The starting salary offered for this position is $11,750 paid on a semi-monthly basis ($282,000 annually).Your start date for work with Sibling Group Holdings, Inc. will be July 20, 2015.This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time with or without cause. Notwithstanding the foregoing, in the event that the Company terminates your contract without "cause," you resign with "good reason" or there is a change of control of the Company and your employment is terminated within eighteen months of such change of control for any reason, you will receive a severance payment equal to one year's base salary and will be entitled to continue to participate in the Company's benefit plans for a period of one year following your termination.  For purposes of this offer letter, "cause". "Cause" means (i) your willful and continued failure to substantially perform your duties, (ii) your conviction of a felony or entering a plea of nolo contendere to a felony that has a significant adverse effect on the business of the Company, or (iii) your willful engaging in illegal conduct or in gross misconduct materially and demonstrably injurious to the Company. "Good reason means and includes (i) any material decrease in base compensation (except uniform decreases affecting similarly situated employees), (ii) a requirement by the Company that you be based more than 50 miles from the Orlando, Florida, or (iv) the assignment of any duties materially inconsistent in any respect with the position, authority, duties or responsibilities of a chief executive officer of a similarly situated company or any other action by the Company resulting in a material diminution in your position, authority, duties or responsibilities. A "change of control" means and includes (A) a change of more than 50% of the shareholders or more than 50% of the members of the Board of Directors.

On your first day of employment, Sibling Group Holdings will provide additional information about the company's objectives, policies, benefit programs, and general employment conditions.

Among other policies and procedures of the company, this offer and subsequent employment at Sibling Group Holdings, Inc.is contingent upon the following: (1) your agreement and signature on the company's Confidentiality Agreement, which will be provided to you and (2) your providing proof, in the form of original documentation of your identity and authorization to work in the United States, in accordance with the Immigration Reform and Control Act of 1986. In that regard, we will need to see two forms of identification. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States.  For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver's license or voter's registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form 1-9 of the U.S. Citizenship and Immigration Services. Please contact Angelle Judice, Chief Financial Officer, (ajudice@blendedschools.net or 225.300.8830) if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

You agree not to use or disclose any confidential information, if any, of your prior employer.  Finally, you have represented to the company that you are not subject to any type of non-competition or other agreement that, if enforced as written, would prohibit or limit your employment or responsibilities at Sibling Group Holdings, Inc.

Other than general statements concerning the company's hopes for a positive and mutually beneficial relationship, by signing below you acknowledge that Sibling Group Holdings, Inc. has not made any promises or representations to you other than those contained in this Offer Letter.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at 214-422-0092, I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Please indicate your acceptance by your signature and return this offer letter to me by July 19, 2015

Thank you.

_____________________________________

____________________

Employee Name

Date